Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2009

Riverhead, New York, April 14, 2009 — Suffolk Bancorp (NASDAQ - SUBK) today released the results of its operations during the first quarter of 2009. Earnings-per-share were $0.59, a decrease of 25.3 percent from $0.79 during the comparable period of 2008. Net income was $5,659,000, down 25.1 percent from $7,559,000 during same quarter last year. However, earnings for the first quarter of 2008 included a non-recurring gain from the proceeds of the sale of shares of VISA, Inc. to the public on March 19, 2008. These shares had been acquired as a result of Suffolk’s membership in the VISA payments organization prior to the offering. The transaction added $2,429,000 to Suffolk’s net income during the first quarter of 2008, net of provision for income taxes, and amounted to $0.25 per share. Accordingly, to compare the quarter of 2009 to the prior comparable quarter of 2008, exclusive of the VISA transaction, earnings-per-share were $0.59, an increase of 9.3 percent from $0.54 during the comparable period of 2008. Net income was $5,659,000 up 10.3 percent from $5,130,000 during same quarter last year. A detailed financial summary follows the text.

President and Chief Executive Officer, J. Gordon Huszagh remarked, “The first quarter of 2009 has provided investors with a mix of economic information, both discouraging as in the case of employment, but also encouraging as in the example of the recent rally in equity markets. We cannot predict exactly where these developments will lead, but even in the face of this ongoing economic muddle, Suffolk Bancorp has been able to perform in a reasonably consistent fashion. The most meaningful way of comparing our performance this year to last is to set aside the VISA transaction, and to discuss our core performance. Without VISA, return on average equity increased to 19.63 percent from 18.62 percent last year. Return on average assets was similar at 1.39 percent, up one basis point from 1.38 percent in the first quarter of 2008. Our efficiency ratio improved slightly to 55.86 percent, down from 56.04 percent. Net interest income increased by 14.3 percent and our net interest margin improved to 4.97 percent from 4.78 percent as the yield curve developed a more normal slope and our cost of funds declined. These ratios are all in ranges that should be familiar to our shareholders.”

He continued, “Once again, as for the previous four quarters, we have been able to leverage most of our retained earnings, primarily through growth in average loan balances which increased by 12.3 percent from year to year as we continued to attract qualified and substantial borrowers who have come to us from larger banks that have lost significant capacity to lend as they were forced to take charges against their loans and investments. This is what is behind the increase in commercial mortgages and the considerable increase in real estate construction loans. As I have commented in previous quarters, as this portion of our loan portfolio has grown, these have been underwritten on the basis of reasonable ratios of loan-to-value, conservative evaluations of projected cash flows, and guarantees for permanent financing in place prior to granting an interim credit. We have also been successful in attracting new business as a residential lender, following again the same, basic principles in evaluating those credits. We believe these credits are the foundation of future banking relationships with steady customers who will contribute to Suffolk’s profitability for years to come.”

PRESS RELEASE April 14, 2009 Page 2 of 5

He added, “You will note that net charge-offs of loans amounted to a single basis point of average loans on an annualized basis. However, non-performing loans increased significantly to $8,380,000 from $4,884,000 last quarter, and $2,767,000 last year. In absolute terms, this is still a modest number at 76 basis points of net loans at March 31, 2009. Even so, I would like to provide you with an overview of the actual exposure that presents to Suffolk. Of the $8,380,000, $7,608,000 is secured by collateral currently valued at about $11,800,000 having a cumulative loan-to-value of approximately 65 percent. The unsecured portion of $772,000 amounts to only 7 basis points (7/10,000ths) of net loans at quarter end. As is our practice, we evaluate our allowance for possible loan losses continuously to ensure its sufficiency. Therefore, our provision has been increased by 333 percent over the same period in 2008 to provide for both growth in loans and our ongoing analysis of the portfolio. While we believe that we have been careful in underwriting these credits in the first place, we also believe that this is the sensible response to current circumstances, the outcome of which we humbly admit we cannot predict with any certainty.”

He went on to say, “In reviewing our quarterly income statement, there are a few things further that I would like to point out. Other operating expenses have increased by 22.5 percent from year to year for two main reasons. One is increased net assessments by the FDIC for deposit insurance made in response to the current unrest in the banking industry. This amounted to $424,000 in 2009 compared to $36,000 in 2008, an increase of 1,078 percent. The other is additional expense for the employee pension plan necessary after the value of plan assets declined during 2008 at the same time that the rate at which the future payments are discounted declined, resulting in a greater current liability. This amounted to $605,000 in 2009 compared to $255,000 in 2008, an increase of 137 percent. On the other hand, the provision for income taxes declined by 36.4 percent, primarily because of the VISA transaction last year.

Mr. Huszagh concluded his remarks by stating, “As we have been throughout the current economic downturn, we remain cautiously optimistic about Suffolk’s prospects. We make no assurances that we can or will maintain our traditional ratios of performance, but we are confident in our ability to maintain our rank in the industry. As always, we base the management of our company on a clear-eyed assessment of our situation, and a level-headed, realistic response based on regular, disciplined execution of our fundamental strategy. We have every reason to believe that it is in this direction that our success and our future lies.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. Organized in 1890, Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

PRESS RELEASE April 14, 2009 Page 3 of 5

STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	1st Qtr 2009	1st Qtr 2008	Change
EARNINGS
Earnings-Per-Share - Basic	$0.59	$0.79	(25.3%	)
Cash Dividends-Per-Share	0.22	0.22	0.0%
Net Income	5,659	7,559	(25.1%	)
Net Interest Income	18,138	15,863	14.3%
AVERAGE BALANCES
Average Assets	$1,626,656	$1,492,327	9.0%
Average Net Loans	1,088,546	969,473	12.3%
Average Investment Securities	441,472	423,582	4.2%
Average Interest-Earning Assets	1,530,126	1,393,158	9.8%
Average Deposits	1,304,321	1,143,670	14.0%
Average Borrowings	201,915	211,071	(4.3%	)
Average Interest -Bearing Liabilities	1,077,180	944,242	14.1%
Average Equity	115,334	110,189	4.7%
RATIOS
Return on Average Equity	19.63%	27.44%	(28.5%	)
Return on Average Assets	1.39%	2.03%	(31.5%	)
Average Equity/Assets	7.09%	7.38%	(3.9%	)
Net Interest Margin (FTE)	4.97%	4.78%	4.0%
Efficiency Ratio	55.86%	46.61%	19.8%
Tier 1 Leverage Ratio Mar. 31	7.79%	7.48%	4.1%
Tier 1 Risk-based Capital Ratio Mar. 31	10.00%	9.39%	6.5%
Total Risk-based Capital Ratio Mar. 31	10.82%	10.06%	7.6%
ASSET QUALITY during period:
Net Charge-offs	$36	$30	20.0%
Net Charge-offs/Average Net Loans (annualized)	0.01%	0.01%	0.0%
at end of period:
Non-performing Loans	$8,380	$2,767	202.9%
Foreclosed Real Estate (“OREO”)	—	—	0.0%
Total Non-performing Assets	8,380	2,767	202.9%
Allowance/Non-performing Assets	119.21%	283.77%	(58.0%	)
Allowance/Loans, Net of Discount	0.89%	0.78%	14.1%
Net Loans/Deposits	84.52%	87.39%	(3.3%	)
EQUITY
Shares Outstanding	9,590,571	9,568,730	0.2%
Common Equity	$119,807	$115,543	3.7%
Book Value Per Common Share	12.49	12.08	3.4%
Tangible Common Equity	118,993	114,729	3.7%
Tangible Book Value Per Common Share	12.41	11.99	3.5%
LOAN DISTRIBUTION at end of period
Commercial, Financial & Agricultural Loans	$240,171	$226,600	6.0%
Commercial Real Estate Mortgages	361,263	327,884	10.2%
Real Estate - Construction Loans	136,428	93,836	45.4%
Residential Mortgages (1st and 2nd Liens)	215,515	194,047	11.1%
Home Equity Loans	75,151	66,533	13.0%
Consumer Loans	88,650	97,545	(9.1%	)
Other Loans	1,482	1,244	19.1%

Total Loans (Net of Unearned Discounts)	$1,118,660	$1,007,689	11.0%

PRESS RELEASE April 14, 2009 Page 4 of 5

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited, in thousands of dollars except for share and per share data)

	March 31,
	2009	2008	Change
ASSETS
Cash & Due From Banks	$39,032	$50,744	(23.1%	)
Investment Securities:
Available for Sale, at Fair Value	417,349	413,793	0.9%
Obligations of States & Political Subdivisions	16,728	8,910	87.7%
Federal Reserve Bank Stock	652	638	2.2%
Federal Home Loan Bank Stock	9,632	10,018	(3.9%	)
Corporate Bonds & Other Securities	100	100	0.0%

Total Investment Securities	444,461	433,459	2.5%
Total Loans	1,118,660	1,007,689	11.0%
Allowance for Loan Losses	9,990	7,852	27.2%

Net Loans	1,108,670	999,837	10.9%
Premises & Equipment, Net	23,175	22,014	5.3%
Accrued Interest Receivable, Net	8,048	7,957	1.1%
Excess of Cost Over Fair Value of Net Assets Acquired	814	814	0.0%
Other Assets	19,832	14,977	32.4%

TOTAL ASSETS	$1,644,032	$1,529,802	7.5%

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$426,823	$393,973	8.3%
Saving, N.O.W. & Money Market Deposits	571,112	428,185	33.4%
Time Certificates of $100,000 or More	154,719	139,648	10.8%
Other Time Deposits	159,064	184,199	(13.6%	)

Total Deposits	1,311,718	1,146,005	14.5%
Federal Home Loan Bank Borrowings	183,000	192,400	(4.9%	)
Repurchase Agreements	—	54,770	(100.0%	)
Dividend Payable on Common Stock	2,110	2,106	0.2%
Accrued Interest Payable	1,132	2,079	(45.6%	)
Other Liabilities	26,265	16,899	55.4%

TOTAL LIABILITIES	1,524,225	1,414,259	7.8%

STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,590,571 and 9,568,730 shares outstanding at March 31, 2009 and 2008, respectively)	33,969	33,911	0.2%
Surplus	21,044	20,221	4.1%
Treasury Stock at Par (3,996,878 and 3,995,661 shares, respectively)	(9,992)	(9,989)	0.0%
Retained Earnings	82,605	68,283	21.0%

	127,626	112,426	13.5%
Accumulated Other Comprehensive (Loss) Gain, Net of Tax	(7,819)	3,117	(350.9%	)

TOTAL STOCKHOLDERS’ EQUITY	119,807	115,543	3.7%
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,644,032	$1,529,802	7.5%

PRESS RELEASE April 14, 2009 Page 5 of 5

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	For the 3 Months Ended
	3/31/09	3/31/08	Change
INTEREST INCOME
Federal Funds Sold	$—	$1	(100.0%	)
United States Treasury Securities	99	99	0.0%
Obligations of States & Political Subdivisions	1,693	1,511	12.0%
Mortgage-Backed Securities	1,833	1,832	0.1%
U.S. Government Agency Obligations	787	1,058	(25.6%	)
Corporate Bonds & Other Securities	58	181	(68.0%	)
Loans	17,229	17,285	(0.3%	)

Total Interest Income	21,699	21,967	(1.2%	)
INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	931	1,318	(29.4%	)
Time Certificates of $100,000 or more	573	1,146	(50.0%	)
Other Time Deposits	950	1,870	(49.2%	)
Federal Funds Purchased & Repurchase Agreements	120	516	(76.7%	)
Interest on Other Borrowings	987	1,254	(21.3%	)

Total Interest Expense	3,561	6,104	(41.7%	)
Net-interest Income	18,138	15,863	14.3%
Provision for Loan Losses	975	225	333.3%

Net-interest Income After Provision	17,163	15,638	9.8%
OTHER INCOME
Service Charges on Deposit Accounts	1,329	1,373	(3.2%	)
Other Service Charges, Commissions & Fees	806	719	12.1%
Fiduciary Fees	286	372	(23.1%	)
Net Securities Gains	—	3,737	(100.0%	)
Other Operating Income	343	149	130.2%

Total Other Income	2,764	6,350	(56.5%	)
OTHER EXPENSE
Salaries & Employee Benefits	6,832	6,337	7.8%
Net Occupancy Expense	1,348	1,104	22.1%
Equipment Expense	572	527	8.5%
Other Operating Expense	2,924	2,386	22.5%

Total Other Expense	11,676	10,354	12.8%
Income Before Provision for Income Taxes	8,251	11,634	(29.1%	)
Provision for Income Taxes	2,592	4,075	(36.4%	)

NET INCOME	$5,659	$7,559	(25.1%	)

Average: Common Shares Outstanding	9,590,571	9,593,554	(0.0%	)
Dilutive Stock Options	19,135	12,610	51.7%

Average Total	9,609,706	9,606,164	0.0%
EARNINGS PER COMMON SHARE Basic	$0.59	$0.79	(25.3%	)
Diluted	$0.59	$0.79	(25.3%	)